Exhibit 99.1

FOR IMMEDIATE RELEASE

For more information contact:

Investor Relations	Media Relations
Ciel Caldwell	Joseph Vukson
508.323.1198	508.323.1228
ciel_caldwell@3com.com	joseph_vukson@3com.com

3COM REPORTS Q1 FISCAL 2006 RESULTS

Strong Financial Improvements Delivered on Continued Revenue Growth

First Quarter Highlights

•	Revenue totaled $178 million, up 9 percent over the same period a year ago.
•	Revenue in North America grew 13 percent sequentially, the third consecutive quarter of double-digit sequential growth; and
•	Gross profit margin for the quarter was 39 percent, an increase of 4 percentage points sequentially and an increase of 1 percentage point from the same period a year ago.

MARLBOROUGH, Mass. – September 22, 2005 – 3Com Corporation (NASDAQ: COMS) today reported financial results for its first quarter of fiscal year 2006 ended September 2, 2005.

Revenue for the quarter was $178 million. Gross profit was $70 million, or 39 percent of revenue. Operating expenses were $117 million, including $3 million in restructuring charges and $4 million in amortization. This resulted in a net loss of $42 million, or $0.11 per share. This compares to a net loss of $58 million or $0.15 per share in the fourth quarter of fiscal year 2005 and $36 million, or $0.09 per share, for the first quarter of fiscal year 2005.

The company ended the quarter with $782 million in cash, cash equivalents and short-term investments.

These results are presented on a U.S. GAAP (Generally Accepted Accounting Principles) basis. The net loss per share of $0.11 for the first quarter of fiscal year 2006 is not comparable to First Call EPS estimates.

NOTE: Attached is the full text of 3Com’s prepared remarks for the Q1 financial results conference call. Additional financial data is also attached.

Safe Harbor

This press release and Mr. Claflin's and Mr. Halsted's remarks on the quarterly results contain forward-looking statements within the meaning of the federal securities laws, including statements regarding the following: our future results of operations; expected sales and marketing, research and development, and general and administrative expenses, combined; our upcoming investor’s day; expected improvement in the performance of our EMEA region and our services organization. These statements are subject to risks and uncertainties that could cause actual results and events to differ materially, including fluctuations in the demand for our products; our ability to successfully manage costs and expenses; possible development or marketing delays relating to our product offerings; our ability to successfully integrate TippingPoint's financial controls, order management, supply chain and other similar operations; and expected changes to our sales channels outside of North America. For a discussion of other risks and uncertainties associated with our business, please refer to our most recent filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the fiscal year ended June 3, 2005. References to the financial information included in this press release and Mr. Claflin's and Mr. Halsted's remarks reflect rounded numbers and should be considered approximate values.

About 3Com Corporation

3Com Corporation is a leading provider of secure, converged voice and data networking solutions for enterprises of all sizes. 3Com offers a broad line of innovative products backed by world class sales, service and support, which excel at delivering business value for its customers. Through its TippingPoint division, 3Com is the leading provider of network-based intrusion prevention systems that deliver in-depth application protection, infrastructure protection, and performance protection for corporate enterprises, government agencies, service providers and academic institutions. For further information, please visit www.3com.com, or the press site www.3com.com/pressbox.

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Copyright © 2005 3Com Corporation. 3Com and the 3Com logo are registered trademarks and TippingPoint is a trademark of 3Com Corporation. All other company and product names may be trademarks of their respective holders

Comments on the First Quarter of Fiscal 2006

To be delivered during the analyst conference call by

Don Halsted, 3Com executive vice president and chief financial officer

I am pleased to report our first fiscal quarter results, which demonstrate clear progress on our path to profitability.

This is our first earnings announcement of fiscal year 2006. Beginning with this quarter’s report, I intend to provide additional disclosures:

•

Revenue by four geographies - North America and Latin/South America (LAT) replace the previously reported combined “Americas” region, mirroring our geographic sales structure. EMEA (Europe, Middle East and Africa) and APR (Asia Pacific Region) will continue to be reported as standalone regions.

•

Revenue by five product categories – Four strategic components of our enterprise network business, namely Security, Voice, Networking and Services, plus Connectivity Products that we continue to report separately.

Revenue

Revenue for the quarter was $178 million, which represents a small sequential growth from the fourth quarter of fiscal 2005 revenue of $177 million, as well as a 9 percent growth relative to the same period of fiscal 2005.

On a geographic basis, continued strong growth in North America more than offset expected seasonal weakness in EMEA and LAT, as well as softness in APR. First fiscal quarter revenue by geography was as follows:

North America: Revenue was $69 million, a 13 percent sequential growth.

EMEA: Revenue was $75 million, a 4 percent sequential decline.

LAT: Revenue was $14 million, a 10 percent sequential decline.

APR: Revenue was $20 million, an 11 percent sequential decline.

From a product and services perspective, the following are the worldwide first fiscal quarter revenue results for the five groups described above:

Security: Revenue was $17 million, a sequential growth of 13 percent. Security revenue includes our TippingPoint products and services, as well as other security products such as our Embedded Firewall. The majority of this revenue comes from TippingPoint products and services.

Voice: Revenue was $15 million, a sequential growth of 9 percent. Voice revenue includes our VCX and NBX Voice over IP (VoIP) product lines. VCX installations primarily drove the sequential growth, however the majority of voice revenue still comes from our NBX product line.

Networking: Revenue was $127 million which is flat on a sequential basis. Networking revenue comprises the balance of our product revenue and includes sales of Huawei 3Com-sourced enterprise products, our Layer 2 and Layer 3 stackable 10/100/1000 managed switching lines, wireless and our Office Connect and Baseline branded SMB products.

Revenue from Huawei 3Com (H-3C) sourced products sold by 3Com grew by 85 percent sequentially. This growth resulted from the introduction of the 5500 line of Layer 3 switches as well as sequential growth in the modular core and router products.

Services: Revenue was $8 million, a 6 percent sequential decline. Services revenue includes professional services and maintenance contracts, excluding TippingPoint maintenance, which is included in Security. The decline in Services revenue is primarily due to the roll-off of maintenance contracts on older equipment in the installed base.

Connectivity Products: Revenue was $10 million in the first quarter, a 15 percent sequential decline, which was in line with expectations.

Gross Profit

Gross profit margin for the quarter was 39 percent, a robust increase of 4 percentage points sequentially. The increase in margin was primarily the result of improvements in cost. Compared to the same period in fiscal 2005, gross profit margins improved 1 percentage point.

Operating Expenses

Total operating expenses for the current quarter declined $8 million sequentially to $117 million, including restructuring charges of $3 million and amortization of intangible assets of $4 million.

The first quarter’s restructuring charges included costs primarily related to the continued realization of the restructuring that we announced in February of this calendar year. In addition, we are announcing that as part of improving our operating efficiencies, we are consolidating both our Rolling Meadows location and Taiwan Design Center into other 3Com locations. This action is expected to result in future direct operating and restructuring charges of approximately $7 million that will be recorded over the next two fiscal quarters. We expect these actions to save in excess of $1 million per quarter, comprised of savings from employee reductions and facility closures.

Sales and marketing, research and development, and general and administrative expenses totaled $110 million, which is a $3 million decrease compared to the fourth quarter of fiscal 2005. The sequential decline was primarily driven by reduced spending in research and development and the reversal of certain provisions.

Compared to the same period of fiscal 2005, these expenses increased $16 million or 18 percent. This is primarily driven by the inclusion of TippingPoint in our current period results.

The number of full-time employees at the end of the quarter was approximately 1,800, compared to 1,850 at the end of the previous quarter.

Operating Loss

Our operating loss for the first quarter was $47 million, which compares to an operating loss of $62 million reported for the previous quarter. This $16 million improvement resulted from the combination of increased gross profits and reduced operating expenses on a sequential basis.

Compared to the same period of fiscal 2005, the operating loss increased $12 million. This increased loss is driven by increased investment in TippingPoint, the amortization of intangible assets resulting from the acquisition of TippingPoint and the lower level of connectivity product gross profits.

Interest and Other Income

Interest and other income, net, was $6 million, which is consistent with the prior quarter.

Income Tax Provision

In the first quarter, the income tax provision was $1 million.

Equity Interest in Unconsolidated Huawei-3Com Joint Venture

During its calendar second quarter ended June 30, 2005, the Huawei-3Com joint venture revenue was $96 million, an increase of 16 percent compared to calendar first quarter of 2005. Compared to the same period in the prior year, revenue grew 53 percent. Gross margin for the quarter was 42 percent and the net income was approximately break-even, including $7 million in amortization of intangible assets.

In the first quarter, we recorded approximately zero as our share of the financial performance of the unconsolidated Huawei-3Com joint venture in its calendar second quarter. We have provided, at the end of the earnings release, a table that summarizes previously disclosed data for the Huawei-3Com joint venture along with its second quarter results.

Net Loss, Net Loss per Share, Weighted Average Shares Outstanding

Returning to 3Com’s results, the net loss for the first quarter was $42 million, or approximately $0.11 per share, of which restructuring and amortization represents about $0.02 per share.

The weighted average number of shares outstanding during the quarter was approximately 384 million shares. This net increase of 1 million shares from the prior quarter level of 383 million shares primarily reflects the exercise of stock options.

Stock Options Outstanding

There were 62 million stock options outstanding at the end of first quarter of fiscal 2006, compared to 63 million at the end of the fourth quarter of fiscal 2005.

Cash and Short-Term Investments

Cash, cash equivalents and short-term investments totaled $782 million, a net decrease of $62 million from the balance at the end of the previous quarter. The change comprises a decrease in cash and cash equivalents of $100 million and an increase in short-term investments of $38 million. Key components of the change in cash and cash equivalents are as follows:

•

Cash used in operations was $56 million, including $12 million for payments of royalties to certain suppliers, which represent the final payments under those agreements, and approximately $6 million for restructuring-related payments;

•	Cash used in the acquisition of short-term investments totaled $41 million; and
•	Cash used for capital expenditures amounted to $4 million.

Forward-Looking Guidance

My remaining comments include forward-looking statements about various matters pertaining to the second fiscal quarter of 2006. Please refer to the safe harbor language in the earnings release and available on our Web site, for factors that could cause actual results to vary.

•

Overall in the second quarter of fiscal 2006, we expect total company revenue to be approximately $190 million resulting from continued strong growth in North America along with seasonally improving performance in EMEA and LAT. Our guidance assumes that connectivity product revenue continues to decline.

•	In the second quarter, we expect gross profit margins to improve to about 40 percent.
•

In the second quarter, we expect sales and marketing, research and development, and general and administrative expenses to be about $113 million. This sequential increase reflects the underlying expense run rate and the branding campaign that will be launched this quarter in the United States partially offset by operational reductions in non-customer facing expenses.

Next Earnings Call

For planning purposes, our second quarter earnings release is scheduled for Wednesday, December 21, 2005.

Comments on the First Quarter of Fiscal 2006

To be delivered during the analyst conference call by

Bruce Claflin, 3Com president and chief executive officer

Since Don has provided expanded information on 3Com’s performance in our first fiscal quarter of 2006, and given that we will deliver an in-depth review of our business at our Investor’s Day in less than two weeks on October 5 in New York City, I will limit my prepared remarks for this call to a few key trends.

I am encouraged by our fiscal first quarter performance as it demonstrates that we continue to make progress in the execution of our strategy. We delivered our third consecutive quarter of sequential growth, a comparison that is particularly encouraging given that the prior quarter was one week longer and this quarter was seasonally down in our largest geography—EMEA. North America, a once troubled geography for 3Com, delivered its third consecutive quarter of strong sequential revenue growth. Led by North America’s strength, 3Com achieved year-over-year growth of 9 percent, inclusive of revenue from our TippingPoint products, which represents our best performance in 26 quarters.

Another important indicator of progress is the fact that all three of our strategically important product lines experienced strong sequential growth, including Voice, Security and networking products sourced from our joint venture, Huawei-3Com (H-3C). In particular sales of products sourced from H-3C experienced a strong sequential improvement, delivering 85 percent growth. From its inception until this past June, 3Com’s sales of H-3C-developed products were in product lines we did not previously sell. However, with the launch of our 5500 line of Layer 3 edge switches, we have moved missions previously performed within 3Com or with other ODM partners to H-3C. This is one reason that we have been able to reduce and focus our research and development spending over the past year and it demonstrates continued confidence in the capabilities of our joint venture.

Let me end my prepared comments by discussing two significant personnel announcements. On Tuesday, we announced Raul Ros as our vice president and general manager for EMEA. Raul has been with 3Com for almost two years following a distinguished career at companies such as Redback Networks, Lucent, GE Capital and IBM. He most recently ran our Latin America operations which, during his tenure, was a leading growth geography for 3Com. EMEA is our largest geography, but its performance has been lagging over the past several quarters. We fully expect that this leadership change will drive improvements in performance, just as leadership changes made in North America three quarters ago have directly led to a rebound in our performance there.

Also in the first quarter, we brought on Bob Riazzi as the head of our services organization. This is an area within 3Com that has potential to deliver strong growth. Bob has extensive experience in services with companies like Dell and NCR, which he will bring to bear in improving 3Com’s offerings. As we focus on enterprise customers, it is critical that we have broad and deep services offerings to meet their needs and generate this additional source of profitable growth. Recruiting an executive of Bob’s credentials is an important step in the development of our services business.

We are looking forward to sharing with you more in-depth information on 3Com at our Investor Day on October 5 in New York City. Registration for the event is via our Web page.